Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No.333-169819 on Form F-4 of our reports dated March 26, 2010 relating to the consolidated financial statements of Terra Nova Royalty Corporation (formerly KHD Humboldt Wedag International Ltd.) or “the Company” (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in such Registration Statement.
We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-169819 on Form F-4 of our report to the Board of Directors and Shareholders of the Company on the supplemental disclosures to the aforementioned financial statements titled “Supplemental U.S. GAAP Disclosures” as at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 appearing in the Company’s Report on Form 6-K, as filed with the Commission on October 4, 2010. Our report is dated March 26, 2010.
“Deloitte & Touche LLP”
Independent Registered Chartered Accountants
Vancouver, Canada
October 25, 2010